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                                 Exhibit 10.10


                                netValue, inc.
                               1960 Bronson Road
                                 Building Two
                         Fairfield, Connecticut 06430



Mr. Craig W. Barnett
Mr. Mark Braunstein


Dear Mark and Craig:

         This letter will serve to evidence the agreements between each of Craig W. Barnett ("Barnett") and Mark Braunstein ("Braunstein") and netValue, inc. (the "Company") regarding the mutual release from performance under your respective employment agreements with the Company (the "Employment Agreements").

         Upon the execution of a definitive agreement between the Company and IQ, Inc. regarding the licensing of the Company's systems and software (the "IQ Agreement"), the Employment Agreements shall automatically be terminated. Upon such event, Barnett and Braunstein and the Company shall each waive all rights, privileges, claims and obligations that such parties have under the Employment Agreements. Upon the execution of the IQ Agreement and in exchange for the termination of the Employment Agreements, the Company agrees as follows:

1. Each of Barnett and Braunstein shall be entitled to receive their current salaries, consisting of an $85,000 base payment (defined in the Employment Agreements as "The Starting Salary") and a $15,000 Draw against the current year's earned commissions, until September 30, 1998. To the extent that the Draw exceeds the commissions earned by each of Barnett and Braunstein in accordance with the terms of the Employment Agreements (and exclusive of any payments received by the Company from IQ, Inc.) through September 30, 1998, such excess, if any (the "Excess Draws"), shall be repaid by either of them in accordance with paragraph 5 hereof. As stated in the Employment Agreements, the salaries shall continue to be paid in accordance with the Company's normal payment practices (but not less frequently than bi-weekly).

2. Each of Barnett and Braunstein shall receive a cash payment of $20,000, $10,000 of which shall be payable upon the execution of the IQ Agreement and $10,000 of which shall be payable upon the earlier of (i) 90 days after the execution of the IQ Agreement, or (ii) the Company's receipt of the proceeds of the initial public offering of its Common Stock (the "IPO").


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3. The Company shall issue to each of Barnett and Braunstein options to purchase 75,000 shares of the Company's Common Stock at the per share price of the Company's IPO. These options shall vest immediately upon issuance and shall be exercisable for a period of two years from the date of issuance. These options will be subject to any restrictions on sale or transfer (the "Lock-up Agreement") required by the underwriter of such IPO (the "Underwriter"). These options are in addition to the options to purchase 15,000 shares of the Company's Common Stock which have previously been granted to each of Barnett and Braunstein and have vested under the Company's Non-Qualified Stock Option Plan.

4. Within 5 business days of executing this letter agreement, the Company agrees to deliver (i) certificates representing 737,000 shares of the Company's Common Stock to Barnett; and (ii) certificates representing 642,000 shares of the Company's Common Stock to Braunstein. The parties hereto acknowledge and agree that except with respect to the shares which may be issued in accordance with the terms of this letter agreement, these certificates represent all of the shares of the Company's Common Stock owned by Barnett and Braunstein. In consideration of the terms hereof, the Company will permit each of Barnett and Braunstein to sell 20,000 shares of Common Stock in the IPO.

5. The amount of any advances made or to be made to Braunstein and Barnett shall be considered loans from the Company to each of Barnett and Braunstein. The principal amounts of these loans shall be due upon the earlier of 18 months from the execution of this letter agreement or the expiration of the Lock-up Agreement. These principal amounts shall accrue interest at the rate of interest at the rate of 8.5%, until the entire principal balance has been repaid. These principal amounts are as follows:

         a. Braunstein. (i) the amount of $8,344.66 representing general advances; and (ii) the Excess Draw, if any.

         b.       Barnett.  The Excess Draw, if any.

6. The Company will take all actions necessary to transfer ownership to Barnett and Braunstein of the personal computers that each of Barnett and Braunstein is presently using to perform work on behalf of the Company. This obligation shall be limited to one personal computer for each of Barnett and Braunstein. Barnett and Braunstein each represent and warrant that they are not in possession of any other equipment or property of the Company, except for such property and equipment used by them at the Company's executive offices located at 1960 Bronson Road, Building Two, Fairfield, Connecticut 06430, which property or equipment shall be retained by the Company. The Company agrees to timely make all payments under the computer lease with Toshiba which is guaranteed by Craig Barnett and agrees to indemnify him from any damages or claims resulting from its failure to do so.

7. The Company agrees to continue to pay all health insurance premiums for the coverage

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presently provided to each of Barnett and Braunstein until the date on which
IQ, Inc. begins to provide them with health insurance coverage, provided that in no event shall this obligation of the Company extend beyond September 30, 1998.

8. The Company agrees to continue to reimburse the out-of-pocket expenses incurred by each of Barnett and Braunstein in accordance with the terms of the Employment Agreements until the date on which Barnett and/or Braunstein are engaged by IQ, Inc. as employees or consultants, provided that in no event shall this obligation of the Company extend beyond that date which is 60 days subsequent to the execution of the IQ Agreement.

9. The parties acknowledge and agree that Sections 6, 7, 8b., 9, 20 and 22 of the Employment Agreements shall survive the termination, if any, of the Employment Agreements, provided that so long as Barnett and Braunstein are employed by IQ, Inc. and are soliciting the Company's customers in furtherance of the IQ Agreement, Section 8b. of the Employment Agreements shall not survive with respect to customers of the Company.

10. The breach by any party of any terms or conditions of this letter agreement shall be deemed to be a breach of the letter agreement by such party.


                                            Very truly yours,

                                            NET VALUE, INC.


                                                / s / Michael A. Clark
                                            ---------------------------
                                            Michael A. Clark, President

Agreed to and accepted:


    / s / Craig W. Barnett
------------------------------
Craig W. Barnett


    / s / Mark Braunstein
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Mark Braunstein

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